UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported)

July 23, 2010

CLST Holdings, Inc.

(Exact name of registrant as specified in its charter)

Delaware	0-22972	75-2479727
(State or Other Jurisdiction	(Commission File Number)	(I.R.S. Employer
of Incorporation)		Identification No.)

17304 Preston Road, Suite 420

Dallas, Texas, 75252

 (Address of principal executive offices including Zip Code)

(972) 267-0500

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01. Regulation FD Disclosure

As previously disclosed, on December 18, 2006, CLST Holdings, Inc. (the “Company”) entered into a definitive agreement (the “Mexico Sale Agreement”) with Soluciones Inalámbricas, S.A. de C.V. (“Wireless Solutions”) and Prestadora de Servicios en Administración y Recursos Humanos, S.A. de C.V. (“Prestadora”), two affiliated Mexican companies, providing for the sale of all of the Company’s Mexico operations (the “Mexico Sale”). The Mexico Sale was structured as the sale of all of the outstanding shares of our Mexican subsidiaries, and included our interest in Comunicación Inalámbrica Inteligente, S.A. de C.V. (“CII”), our joint venture with Wireless Solutions. Under the terms of the transaction, we received $20 million in cash, and were entitled to receive our pro rata share of CII profits for the first quarter 2007 and up to the consummation of the transaction, within 150 days from the closing date. We did not receive any pro rata share of the CII profits and other terms required as of 150 days from the closing date of the Mexico sale. Accordingly, we filed claims against the buyers in the Mexico Sale in an ICC arbitration proceeding.

The arbitration proceeding was held in Mexico City, Mexico in October 2009, and the arbitration panel recently issued their award dated July 15, 2010 (the “Arbitration Award”).  The Company received the Arbitration Award on July 23, 2010.

Among other things, the Arbitration Award awarded the Company breach of contract damages of $394,230 representing the Company’s pro rata share of CII’s profits for the first quarter 2007 through the closing of the transaction, and $102,457 relating to the Company’s claim for unpaid management fees.  The arbitration panel also awarded the Company interest on those two damage amounts at the rate of 6%.  Interest began accruing on September 12, 2007 and will continue to accrue until the date the amounts are paid in full.   The Arbitration Award also provided that each side must bear its own attorneys’ fees and experts’ fees and that arbitration expenses be divided between the parties.

In addition, the arbitration panel concluded that certain claims against the buyers in the Mexico Sale for overstating reserves and maliciously allocating April 2007 income toward the end of the month, a time which would not require it to be shared with the Company, could not be determined in the arbitration.  However, the arbitration panel specifically noted in the Arbitration Award that its finding was “without prejudice to [the Company’s] right, or nonexistence of such right, to bring such claims in a new arbitration.”  The Company is giving consideration to asserting the claims against Wireless Solutions and Prestadora that the arbitration panel allowed to remain outstanding.

We will not dissolve Audiomex Export Corp., National Auto Center, Inc. and CLST-NAC, Ltd., which are direct parties to, and NAC Holdings, Inc., which is an indirect party to, the Mexico arbitration proceeding, until payment is received in accordance with the Arbitration Award.

Note: The information contained in this report shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, except as expressly set forth by specific reference in such a filing.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CLST HOLDINGS, INC.

Dated: July 29, 2010	By:	/s/ ROBERT A. KAISER
Robert A. Kaiser
President and Chief Executive Officer